Exhibit (k)(3)
LICENSE AGREEMENT
          THIS AGREEMENT is entered into as of May 26, 2010, between Medley Capital LLC, a Delaware limited liability corporation (“Licensor”), and Medley Capital Holdings, LLC, Medley Capital BDC LLC, MOF I BDC LLC, and MCC Advisors LLC, each a Delaware limited liability corporation (hereinafter referred to collectively as “Licensees”), with reference to the following facts:
          A. Licensor is the owner of the trademark MEDLEY (the “Licensed Mark”) for use in connection with, among other things, lending, financing and investment services.
          B. Licensees are entities related to Licensor and are in the business of providing investment services.
          C. Licensor wishes to grant Licensees rights to use the Licensed Mark and Licensees wish to use the Licensed Mark in the Territory defined herein.
          NOW THEREFORE, the parties hereby agree as follows:
          1. Grant of License. Subject to the terms and conditions of this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, Licensor hereby grants to each Licensee, and each Licensee hereby accepts from Licensor, a royalty-free, non-exclusive license to use the Licensed Mark in connection with lending, financing and investment services (collectively, the “Services”) and the advertising and promotion thereof. The license granted hereby may not be sublicensed, assigned or transferred without Licensor’s prior written consent, which consent may be withheld or conditioned in Licensor’s sole and absolute discretion. Notwithstanding the foregoing, subject to the provisions of Section 8 below, Licensor hereby consents to the assignment and transfer of the license by Medley Capital BDC LLC in connection with the public issuance of stock or other equity securities in Medley Capital BDC LLC or a successor corporation to Medley Capital BDC LLC to be formed in connection with the formation of a business development company pursuant to the Investment Company Act of 1940, provided that MCC Advisors LCC or an Affiliate of MCC Advisors LLC is the investment advisor to such business development company.
          2. Territory. Subject to the other terms and conditions hereof, Licensees may use the Licensed Mark solely in the following geographical territory (the “Territory”): worldwide.
          3. Ownership. Licensees acknowledge the ownership of the Licensed Mark by Licensor, agree that they will do nothing inconsistent with such ownership and that all use of the Licensed Mark by Licensees shall inure to the benefit of and be on behalf of Licensor, and agree to assist Licensor in recording this Agreement with appropriate government authorities if necessary in Licensor’s discretion. Licensees shall not attack the title of Licensor to the Licensed Mark or the validity of this license.

          4. Quality Standards. Licensees agree that the nature and quality of all the Services marketed sold or otherwise provided by Licensees in connection with the Licensed Mark shall conform to the quality of the goods and/or services as provided by Licensor, and any other standards set by Licensor from time to time in Licensor’s sole discretion. Licensees shall cooperate with Licensor in facilitating Licensor’s control of such nature and quality, permit reasonable inspection of Licensees’ operations, and supply Licensor with specimens of use of the Licensed Mark upon request. Licensees shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, provisions, distribution, and advertising of the Services covered by this license.
          5. Form of Use. Licensees shall use the Licensed Mark only in the form and manner and with appropriate legends as prescribed from time to time by Licensor, and shall not use any other trademark or service mark in combination the Licensed Mark without prior written approval of Licensor.
          6. Infringement Proceedings. A Licensee shall notify Licensor of any unauthorized use of the Licensed Mark by others promptly as such unauthorized use comes to a Licensee’s attention. Licensor shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Licensed Mark.
          7. Term. Unless terminated pursuant to Section 8, this Agreement shall be in force as between Licensor and each individual Licensee for a term of one (1) year and shall automatically renew for successive periods of one (1) year unless a Licensee gives notice of its election not to renew. For the avoidance of doubt, upon such notice, the Agreement shall only terminate with respect to the Licensee giving notice of election not to renew and shall continue in force between the Licensor and the other Licensees.
          8. Termination.
          8.1 The license granted to Medley Capital BDC LLC and MOF I BDC LLC shall automatically terminate if MCC Advisors LLC or an Affiliate (as defined below) of MCC Advisors LLC no longer acts as the investment advisor for Medley Capital BDC LLC or Medley Capital BDC LLC’s successor in interest.
          8.2 Licensor shall have the right to terminate this Agreement immediately with respect to an individual Licensee in the event of the occurrence of any of the following with respect to the same Licensee: (a) a Change in Control (as defined below) of such Licensee; (b) such Licensee’s failure to cure its material breach of any of the provisions hereof within 30 days after written notice; (c) three material breaches of any of the provisions hereof, regardless of whether any or all are cured; or (d) such Licensee’s material breach of a provision which by its nature is incurable.
          8.3 “Change in Control” means (i) any acquisition, in one transaction or a series of transactions, of an entity by means of merger or other form of corporate reorganization in which outstanding securities of the entity are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring person or entity or

Affiliate; (ii) the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of transactions, to a person or group of affiliated persons of the entity’s securities if the holders of the outstanding securities of the entity prior to such transfer would hold 50% or less of the outstanding voting securities of the entity (or the surviving or acquiring entity) thereafter; (iii) a sale, exclusive license or transfer of all or substantially all of the assets of the entity pertaining to the subject matter hereof to any person; or (iv) any similar transaction resulting in the change of legal or business ownership or control of an entity or person. Notwithstanding anything to the contrary herein, a Change in Control shall not include a transfer pursuant to the public issuance of stock or other equity securities in Medley Capital BDC LLC or a successor corporation to Medley Capital BDC LLC to be formed in connection with the formation of a business development company pursuant to the Investment Company Act of 1940, provided that MCC Advisors LCC or an Affiliate of MCC Advisors LLC is the investment advisor to such business development company.
          8.4 “Affiliate” means, with respect to a party, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. A Person shall be deemed to control another Person if its owns more than 66% of the capital stock or other equity interests of such other Person or possesses, directly or indirectly, the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such other Person. “Person” means an individual, partnership, limited partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or any other similar entity as the context reasonably permits.
          9. Effect of Termination. Upon termination of this Agreement, a Licensee shall immediately discontinue all use of the Licensed Mark and any terms confusingly similar thereto, cooperate with Licensor or its appointed agent to apply to the appropriate authorities to cancel recording of this Agreement from all government records, if any, and destroy all printed materials bearing the Licensed Mark. All rights in the Licensed Mark and the goodwill connected therewith shall remain the property of Licensor.
          10. Miscellaneous.
          (a) This Agreement does not in any way create the relationship of principal and agent, franchise, joint venture, or partnership. None of the parties shall act or attempt to act, or represent themselves to others, as agent of the other parties or in any manner assume or create any obligation on behalf of or in the name of the other parties, pursuant to this Agreement. None of the parties shall be liable for any debts or obligations of the other parties unless expressly assumed in writing.
          (b) All rights and remedies conferred hereunder and by law shall be cumulative.

          (c) No waiver of a default by a party shall be construed as a waiver of any other provision, performance, or default.
          (d) If any provision is held to be unenforceable, the balance of this Agreement shall continue in full force and effect; provided however that if the provision so held to be invalid or unenforceable granted a party a material and fundamental right, then such party may elect to terminate this Agreement immediately.
          (e) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous written or oral agreements.
          (f) This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, and their successors and permitted assigns. This Agreement may not be assigned by a Licensee without the prior written consent of Licensor, which consent Licensor may withhold in its sole discretion. Notwithstanding the foregoing, subject to the terms and conditions set forth in Section 8, above, a Licensee may assign this Agreement to an Affiliate of Licensor or a successor in interest to all or substantially all of a Licensee’s assets.

          (g) This Agreement, including all matters relating to the validity, construction, performance, and enforcement thereof, shall be governed by the laws of the State of Delaware without regard to its conflicts of law rules, and all disputes shall be resolved in courts located in the State of Delaware, to whose jurisdiction the parties hereby consent.

LICENSOR:

Medley Capital LLC

By:	/s/ Andrew Fentress
Name:	Andrew Fentress
Title:	Managing Member

LICENSEES:

Medley Capital Holdings LLC

By:	/s/ Brook Taube
Name:	Brook Taube
Title:	Managing Member

Medley Capital BDC LLC

By:	/s/ Brook Taube
Name:	Brook Taube
Title:	Managing Member

MCC Advisors LLC

By:	/s/ Brook Taube
Name:	Brook Taube
Title:	Managing Member

MOF I BDC LLC

By:	/s/ Brook Taube
Name:	Brook Taube
Title:	Managing Member